                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                               Amendment No. 1 to

                                 CURRENT REPORT

     Pursuant To Section 13 Or 15(d) Of the Securities Exchange Act Of 1934

       Date of Report (Date of earliest event reported) DECEMBER 17, 1999

                        VISTA INFORMATION SOLUTIONS, INC.
           ----------------------------------------------------------
               (Exact name of registrant as specified in charter)

           DELAWARE                    0-20312                 41-1293754
           --------                    -------                 ----------
(State or other jurisdiction       (Commission File          (IRS Employer
      of incorporation)                 Number)            Identification No.)

           5060 SHOREHAM PLACE, #300, SAN DIEGO, CA          92122
           ----------------------------------------------------------
           (Address of principal executive offices)        (Zip Code)

       Registrant's telephone number, including area code (858) 450-6100

                                 --------------

                                 NOT APPLICABLE
     -----------------------------------------------------------------------
          (Former name or former address, if changed since last report)

This current report on Form 8-K/A amends the Current Report on Form 8-K filed by VISTA Information Solutions, Inc. on January 3, 2000 solely to add the financial statements of the business acquired required by Item 7(a) and the pro forma financial information required by Item 7(b).

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

     (a) Financial Statements of Business Acquired

     The following audited financial statements of Data Management Services Business of Moore Corporation Limited ("DMS") are included as follows:

         Independent Auditors' Report

         Consolidated Balance Sheets as of December 31, 1998, 1997 and 1996

         Consolidated Statements of Operations for each of the three years in the period ended December 31, 1998

         Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1998

         Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1998

         Notes to Consolidated Financial Statements

     The following unaudited interim financials statements of DMS are included as follows:

         Unaudited Condensed Consolidated Balance Sheet as of September 30, 1999

         Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 1999 and 1998

         Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1999 and 1998

         Notes to Unaudited Condensed Consolidated Financial Statements

     (b) Pro Forma Financial Information

       The following unaudited pro forma financial information of Vista Information Solutions, Inc. ("VISTA") is included as follows:

         Basis of Presentation

         Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1999

         Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 1999

         Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1998

         Notes to Unaudited Pro Forma Condensed Combined Financial Information

     (c) Exhibits

         23.1 Consent of PricewaterhouseCoopers LLP

I.   REPORT OF INDEPENDENT ACCOUNTANTS

     To the Board of Directors of
     Moore Corporation Limited

     In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of Data Management Services Business of Moore Corporation Limited ("the Business") (as described in Note 1 to the consolidated financial statements) as of December 31, 1998, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These consolidated financial statements are the responsibility of the Business' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note 1 to the consolidated financial statements, on July 28, 1999, Moore North America, Inc. and Vista Information Solutions, Inc. entered into an agreement for the sale of certain assets and assumption of certain liabilities of the Business.

     PricewaterhouseCoopers LLP
     Minneapolis, Minnesota
     July 28, 1999

DATA MANAGEMENT SERVICES BUSINESS OF MOORE CORPORATION LIMITED
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                           DECEMBER 31,
                                                                            ------------------------------------
                                                                                1998         1997         1996
       ASSETS

Current assets:
   Cash                                                                    $       588       $  373       $  371
   Accounts receivable, net                                                      5,522        6,838        8,408
   Inventories                                                                   1,945          997          868
   Other current assets                                                          4,396        5,607        6,058
                                                                           -----------  -----------  -----------
       Total current assets                                                     12,451       13,815       15,705

Property, plant and equipment, net                                               5,680        7,020        8,350
Intangible assets, net                                                           6,838       11,686       18,156
Other assets                                                                     4,442        5,813        6,507
                                                                           -----------  -----------  -----------
       Total assets                                                        $    29,411  $    38,334  $    48,718
                                                                           ===========  ===========  ===========
       LIABILITIES AND EQUITY

Current liabilities:
   Accounts payable                                                        $     5,545  $     6,853  $     6,009
   Deferred revenue                                                              3,746        3,728        2,720
   Other current liabilities                                                     5,151        5,575        3,712
                                                                           -----------  -----------  -----------
       Total current liabilities                                                14,442       16,156       12,441

Deferred revenue, long-term portion                                              2,746        4,039        2,063
                                                                           -----------  -----------  -----------
       Total liabilities                                                        17,188       20,195       14,504
                                                                           -----------  -----------  -----------

Commitments and contingencies

Equity:
   Net investment by Moore                                                      12,873       18,377       34,201
   Accumulated other comprehensive income                                         (650)        (238)          13
                                                                           -----------  -----------  -----------
       Total equity                                                             12,223       18,139       34,214
                                                                           -----------  -----------  -----------

       Total liabilities and equity                                        $    29,411  $    38,334  $    48,718
                                                                           ===========  ===========  ===========

         The accompanying notes to the consolidated financial statements are an integral part of these statements.

DATA MANAGEMENT SERVICES BUSINESS OF MOORE CORPORATION LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                           DECEMBER 31,
                                                                           -------------------------------------
                                                                               1998         1997         1996

Net revenues                                                               $    69,280  $    71,055  $    61,656
Cost of good sold                                                               52,454       52,764       43,636
                                                                           -----------  -----------  -----------
       Gross profit                                                             16,826       18,291       18,020

Operating expenses:
   Selling and marketing                                                        10,326        9,643        6,616
   General and administrative                                                    8,336       10,479        7,613
   Research and development                                                      3,620        2,639        2,214
   Impairment and one-time charges                                               3,186        4,039
                                                                           -----------  -----------  -----------
       Total                                                                    25,468       26,800       16,443
                                                                           -----------  -----------  -----------

Operating (loss) income                                                         (8,642)      (8,509)       1,577
Intercompany interest, net                                                        (499)        (670)        (154)
Other income                                                                     1,521        1,212        3,367
                                                                           -----------  -----------  -----------

(Loss) income before income taxes                                               (7,620)      (7,967)       4,790
Income tax (benefit) provision                                                    (202)       1,931        2,003
                                                                           -----------  -----------  -----------

Net (loss) income                                                          $    (7,418) $    (9,898) $     2,787
                                                                           ===========  ===========  ===========

         The accompanying notes to the consolidated financial statements are an integral part of these statements.

DATA MANAGEMENT SERVICES BUSINESS OF MOORE CORPORATION LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                           DECEMBER 31,
                                                                           -------------------------------------
                                                                               1998         1997         1996

Cash flows from operating activities:
   Net (loss) income                                                       $    (7,418) $    (9,898) $     2,787
   Adjustments:
     Depreciation and amortization                                               4,995        6,156        3,303
     Impairment and one-time charges                                             3,186        4,039
     Deferred income taxes, net                                                               1,808       (1,059)
     Allocated expenses                                                          2,539        3,270        2,361
     Other                                                                        (112)          21           33
   Change in assets and liabilities:
     Accounts receivable                                                         1,166        1,481         (350)
     Inventories and capitalized contract costs                                 (1,833)      (1,472)         350
     Other current assets                                                        1,217          785       (1,074)
     Lease receivables                                                             791       (1,906)        (802)
     Accounts payable                                                           (1,197)         918        2,335
     Accrued expenses                                                           (1,051)       2,175          705
     Deferred revenue                                                           (1,275)       2,983          423
                                                                           -----------  -----------  -----------
         Net cash provided by operating activities                               1,008       10,360        9,012
                                                                           -----------  -----------  -----------

Cash flows from investing activities:
   Cash paid for acquisitions                                                                            (23,383)
   Capitalization of software development costs                                   (235)        (665)        (160)
   Net proceeds from notes receivable                                            1,492        1,753        3,970
   Acquisition of property and equipment                                        (2,288)      (2,269)      (1,801)
   Proceeds from the sale of property and equipment                                898           35           22
                                                                           -----------  -----------  -----------
         Net cash used in investing activities                                    (133)      (1,146)     (21,352)
                                                                           -----------  -----------  -----------

Cash flows from financing activities:
   Cash (paid to) received from Moore                                             (625)      (9,196)      12,689
                                                                           -----------  -----------  -----------
         Net cash (used in) provided by financing activities                      (625)      (9,196)      12,689
                                                                           -----------  -----------  -----------

Net increase in cash                                                               250           18          349
Cash, beginning of year                                                            373          371           24
Effect of exchange rates on cash                                                   (35)         (16)          (2)
                                                                           -----------  -----------  -----------
Cash, end of year                                                          $       588  $       373  $       371
                                                                           ===========  ===========  ===========


                                   (continued)

         The accompanying notes to the consolidated financial statements are an integral part of these statements.

DATA MANAGEMENT SERVICES BUSINESS OF MOORE CORPORATION LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
-------------------------------------------------------------------------------

The Company issued cash in connection with certain business combinations in 1996. The fair values of the assets and liabilities at the dates of the acquisitions are presented as follows:

Accounts receivable                                                                                $     1,177
Inventories                                                                                                  5
Other current assets                                                                                       212
Property, plant and equipment                                                                            2,558
Intangible assets                                                                                       18,261
Other assets                                                                                             3,106
Accounts payable                                                                                           (77)
Deferred revenue                                                                                        (1,353)
Other current liabilities                                                                                 (506)
                                                                                                   -----------
       Net assets acquired                                                                         $    23,383
                                                                                                   ===========

         The accompanying notes to the consolidated financial statements are an integral part of these statements.

DATA MANAGEMENT SERVICES BUSINESS OF MOORE CORPORATION LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS)


1.       BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND
The Data Management Services Business of Moore Corporation Limited (the "Business") provides technological solutions to the real estate industry including Multiple Listing Services ("MLS") Boards, brokers, agents, individual consumers and market suppliers. The Business provides the MLS Boards with systems which combine computer hardware, internally developed and licensed software, telecommunications, security and facilities management services, customer support and maintenance. The Business also provides integrated public records, local and national school databases and other pertinent property related information. These tools provide the real estate professional with immediate and reliable access to real estate information in their geographical area. In addition to providing electronic media to the real estate industry, the Business also produces customized MLS catalogs. These catalogs provide detailed listing information for MLS board and association members including complete proprietary data about Realtor-listed homes for sale. To serve the consumer and market suppliers, the Business has the CyberHomes Internet web site. This Internet search engine allows consumers to search for homes for sale in a selected geographical area and connects them with real estate agents and market suppliers.

The Business is an operating unit of Moore Corporation Limited ("Moore"). Moore is a leading international provider of products and services that help companies communicate through print and digital technologies. As a leading supplier of document formatted information, print outsourcing and data based marketing, Moore designs, manufactures and delivers business communication products, services and solutions to customers.

On July 28, 1999, Moore North America, Inc. entered into an agreement with Vista Information Solutions, Inc. ("Vista") such that Vista would purchase substantially all of the assets of the Business and assume certain liabilities of the Business under the terms of the agreement.

BASIS OF PRESENTATION
The consolidated financial statements have been prepared by the Business' management in accordance with generally accepted accounting principles and include such estimates and adjustments as deemed necessary to present fairly the financial position, results of operations and cash flows of the Business as of and for the periods presented. The consolidated financial statements include substantially all of the assets, liabilities, revenues and expenses that were directly related to the Business previously included in Moore's consolidated financial statements. The statements of operations of the Business are intended to include all of the related costs of doing business including an allocation of certain general corporate expenses of Moore, which were not directly related to the Business, including corporate management, corporate research and development, information technologies, finance, legal and human resources. These allocations were based on a variety of factors including personnel, space, time and effort, and sales volume. Management believes these allocations were made on a reasonable basis. Total allocated expenses for 1998, 1997 and 1996 were $2,539, $3,270 and $2,361, respectively.

Cash reflected in these statements is that of the Canadian division. All other cash is swept to Moore as part of centralized cash management.

There is no specific debt related to the Business at Moore to allocate to the Business. However, Moore does charge intercompany interest for certain advances. This charge is reflected in the statements of operations. The Business' financing requirements are represented by cash transactions with Moore and are reflected in the "Net Investment by Moore" account (see Note 9). Certain liabilities of Moore, such as certain employee benefits and income tax-related balances have not been allocated to the Business and are included in the Net Investment by Moore account.

The financial information included herein may not necessarily be indicative of the financial position, results of operations or cash flows of the Business in the future or what the financial position, results of operations or cash flows would have been if the Business had been a separate, independent company during the periods presented.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION
The consolidated financial statements include the accounts of the Business which is primarily the two Data Management Services divisions, one in the United States and one in Canada. All significant intercompany transactions and balances between the two divisions have been eliminated.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION
The functional currency of the foreign operations is the U.S. dollar. All asset and liability accounts denominated in foreign currencies are translated at year-end exchange rates, with equity accounts carried at historical dollar balances. Statement of operations' accounts denominated in foreign currencies are translated at average exchange rates during the period. These translation adjustments are recorded as other comprehensive income.

FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS
The Business' financial instruments consist of lease, notes and trade receivables and payables for which their current carrying amounts approximate fair market value.

The Business factors its trade receivables with an affiliated company, therefore does not have legal ownership of the accounts receivable. These financial statements are prepared assuming that the factoring arrangement does not exist as the legal ownership will transfer to the acquiring entity upon closing.

INVENTORIES
Inventories are stated at the lower of cost or market, with cost generally determined on a first-in first-out basis.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to ten years for equipment and furniture and fixtures and ten to forty years for buildings. Leasehold improvements are amortized over their estimated useful lives or the term of the lease, whichever is shorter. Maintenance and repairs are expensed as incurred. Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $2,445, $3,365 and $2,093,
respectively.

REVENUE RECOGNITION
Revenue on the sales of "off the shelf" software products is recognized upon shipment. Revenue on leased hardware of MLS system sales are recognized at delivery in accordance with Statement of Financial Accounting Standards No. 13 ("SFAS No. 13"), "Accounting for Leases." Software and purchased hardware is recognized ratably over the term of the agreement beginning at cutover, which is generally when no significant obligations remain and collection is probable. Revenue from Post Contract Customer Support ("PCS") is recognized ratably over the term of the PCS arrangement. Other services, such as facilities management and public records services, are recognized ratably over the term of the agreement. The Company provides various leasing arrangements for approximately half of its MLS customers. The leases are classified as sales-type leases in accordance with SFAS No. 13. The Company also provides various financing arrangements for the sale of MLS systems.

CAPITALIZED CONTRACT COSTS AND DEFERRED REVENUE
Capitalized contract costs consist of hardware, software and labor costs that have been incurred prior to contract cutover for MLS systems. Upon cutover, these costs are recognized ratably over the contract term.

Deferred revenue consists of cash received for MLS systems prior to the recognition of revenue, as well as cash received in advance for services to be performed. Deferred revenue is shown net of the related capitalized contract costs on a by contract basis.

CONCENTRATIONS OF CREDIT RISK
The Business sells products to a number of customers all within the real estate industry. The Business performs ongoing credit evaluations of its customers' financial condition.

RESEARCH AND DEVELOPMENT COSTS
Research and development costs are charged to expense as incurred.

ADVERTISING COSTS
Advertising costs are charged to expense as incurred and totaled $1,371, $1,382 and $1,055 in 1998, 1997 and 1996, respectively.

INTANGIBLE ASSETS
Intangible assets consist primarily of acquired intangible assets (primarily goodwill) and capitalized software development costs.

ACQUIRED INTANGIBLE ASSETS
Acquired intangible assets represents the excess of the cost to acquire certain assets and liabilities over their estimated fair value at the date of acquisition. Acquired intangible assets are amortized on a straight-line basis over estimated useful lives of five to twenty years.

The Business assesses the future realizability of these acquired intangible assets based upon projected future undiscounted cash flows in accordance with Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This assessment requires management to make certain specific assumptions with respect to revenue and expense levels.

In accordance with SFAS No. 121, management determined that the acquired intangible assets recorded at the acquisitions of On-Line Software, Inc. ("OLS") and U.S. Recognition, Inc. ("USR") was partially impaired as of December 31, 1997 as the future undiscounted cash flows were estimated to be insufficient to recover its carrying value. The Business compared the net carrying value to the fair value based upon discounted cash flows to determine the impairment. In 1997, the Business recognized impairment losses of $4,039.

Additionally, during 1998, Moore had a change in management that led to a re-evaluation of the Business and its structure. It was determined to substantially reduce the funding and support of OLS and USR resulting from these entities needing to streamline their operations. The Business took a one-time charge of $731 relating to employee benefit costs and other costs and paid $331 in 1998 with $120 to be paid in 1999 which is reflected on Moore's financial statements. As a result in the change in focus, management analyzed the adjusted undiscounted future cash flows. It was found to be insufficient to recover its carrying value. In 1998, the Business recognized impairment losses of $2,455.

Amortization of acquired intangible assets for the years ended December 31, 1998, 1997 and 1996, excluding impairment charges, was $2,484, $2,734 and $1,196, respectively.

SOFTWARE DEVELOPMENT COSTS
Costs incurred internally in creating computer software are charged to expense when incurred as research and development until technological feasibility has been established. Technological feasibility is established upon completion of a detail program design or, in its absence, completion of a working model. Thereafter, all software production costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product. Estimated economic life is generally three years.

The Business continually evaluates whether events or circumstances have occurred that indicate that the remaining useful life of intangible assets may warrant revision or that the remaining balance may not be recoverable.

Amortization of software development costs for the years ended December 31, 1998, 1997 and 1996 was $66, $57 and $14, respectively.

PENSION AND POSTRETIREMENT PLANS
The Business employees participate in Moore pension and postretirement plans. The Business has accounted for its participation in the Moore plans as a participation in multi-employer plans. Accordingly, the statement of operations includes an allocation from Moore for the costs associated with the Business employees who participate in these plans that is comparable to the Business' required contribution to the plans for the periods presented. As previously discussed, no assets and liabilities have been reflected in the balance sheets related to the overall Moore pension and postretirement plans since it is not practicable to segregate the amounts applicable to the Business.

INCOME TAXES
As an operating unit within Moore, the Business does not file separate tax returns but rather is included in the income tax returns filed by Moore and its subsidiaries in various domestic and foreign jurisdictions. For purposes of these financial statements, the Business' allocated share of Moore's income tax provision and other tax attributes, such as net operating losses, were based on the "separate return" method accounted for under the liability method in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." Current income taxes payable/receivable for the Business' operations is included in the Net Investment by Moore equity account because Moore pays all taxes and receives all tax refunds on the Business' behalf. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities reduced by valuation allowances as necessary. For purposes of these financial statements, the utilization of net operating losses is recognized on a separate return basis.

3.     BUSINESS ACQUISITIONS

ON-LINE SOFTWARE, INC.
Effective July 15, 1996, the Business acquired certain assets and assumed certain liabilities of OLS for $7,597 in cash. The acquisition was accounted for as a purchase. The allocation of purchase price included assignment of approximately $7,496 to intangible assets with a five-year life. The results of OLS are included in the consolidated results from the date of acquisition.

BORIS SYSTEMS, INC.
Effective October 1, 1996, the Business acquired all of the outstanding common stock of Boris Systems, Inc. ("Boris") for $12,288 in cash. The acquisition was accounted for as a purchase. The allocation of purchase price included assignment of approximately $7,586 to intangible assets with a ten-year life. The results of Boris are included in the consolidated results from the date of acquisition.

U.S. RECOGNITION, INC.
Effective October 31, 1996, the Business acquired all of the outstanding common stock USR for $3,498 in cash. The acquisition was accounted for as a purchase. The allocation of purchase price included assignment of approximately $3,179 to intangible assets with a ten-year life. The results of USR are included in the consolidated results from the date of acquisition.

The following presents the unaudited pro forma results of operations of the Business for the year ended December 31, 1996 as if all of the purchased companies had been acquired as of January 1, 1996. The pro forma results of operations reflect certain pro forma adjustments primarily related to the amortization of acquired intangible assets.

Revenues                                                 $74,556
Net income                                               $ 1,262

4.     SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                                               1998         1997         1996

Accounts receivable:
         Accounts receivable                                               $     6,957  $     8,314  $    10,081
         Less allowances                                                        (1,435)      (1,476)      (1,673)
                                                                           -----------  -----------  -----------
                                                                           $     5,522  $     6,838  $     8,408
                                                                           ===========  ===========  ===========

Inventories:
         Work in process                                                   $     1,645  $       719  $     1,074
         Raw materials and supplies                                                658          550          123
         Less allowance                                                           (358)        (272)        (329)
                                                                           -----------  -----------  -----------
                                                                           $     1,945  $       997  $       868
                                                                           ===========  ===========  ===========

Other current assets:
         Capitalized contract costs                                        $     1,877  $     1,548  $     1,038
         Current portion of lease receivables                                    1,594        2,495        2,453
         Current portion of long-term notes receivable                             171          372        1,212
         Deferred tax asset                                                                                  766
         Other                                                                     754        1,192          589
                                                                           -----------  -----------  -----------
                                                                           $     4,396  $     5,607  $     6,058
                                                                           ===========  ===========  ===========

Property, plant and equipment:
         Land                                                              $       585       $  630       $  657
         Buildings and leasehold improvements                                    2,507        2,572        2,663
         Machinery and equipment                                                15,634       15,902       14,385
         Furniture and fixtures                                                  1,029          995        1,024
                                                                           -----------  -----------  -----------
                                                                                19,755       20,099       18,729
         Less accumulated depreciation and amortization                        (14,075)     (13,079)     (10,379)
                                                                           -----------  -----------  -----------
                                                                           $     5,680  $     7,020  $     8,350
                                                                           ===========  ===========  ===========

Intangible assets:
         Acquired intangible assets                                        $     9,997  $    20,994  $    21,398
         Software development costs                                                900          779          114
                                                                           -----------  -----------  -----------
                                                                                10,897       21,773       21,512
         Less accumulated amortization                                          (4,059)     (10,087)      (3,356)
                                                                           -----------  -----------  -----------
                                                                           $     6,838  $    11,686  $    18,156
                                                                           ===========  ===========  ===========

Other assets:
         Capitalized contract costs                                        $     3,015  $     2,487  $     1,667
         Lease receivables                                                       1,088        2,602        2,140
         Notes receivable                                                          150          616        1,529
         Deferred tax asset                                                                                1,042
         Other                                                                     189          108          129
                                                                           -----------  -----------  -----------
                                                                           $     4,442  $     5,813  $     6,507
                                                                           ===========  ===========  ===========

                                                                               1998         1997         1996

Other current liabilities:
         Accrued compensation                                              $     1,265  $     1,796  $       992
         Sales taxes payable                                                     1,089        1,397          420
         Site provisions                                                           744          857          804
         Accrued building expenses                                                 757          608          619
         Other                                                                   1,296          917          877
                                                                           -----------  -----------  -----------
                                                                           $     5,151  $     5,575  $     3,712
                                                                           ===========  ===========  ===========

5.     LEASE RECEIVABLES

Future lease receivables for each of the next five years are as follows:

1999                                                                                              $  1,740
2000                                                                                                   784
2001                                                                                                   325
2002                                                                                                    86
2003                                                                                                    25
                                                                                                        --
                                                                                                     2,960

Less: Amounts representing interest                                                                   (278)
                                                                                                      ----
Present value of net lease receivable                                                                2,682
                                                                                                     =====
Current                                                                                             $1,594
Long-term                                                                                            1,088
                                                                                                     -----
              Total                                                                                 $2,682
                                                                                                    ======

6.     DEFERRED REVENUE

Deferred revenue consists of the following:

                                                                               1998         1997         1996

Deferred revenue                                                           $     6,363  $     8,793  $     4,970
Capitalized contract costs                                                      (3,247)      (2,679)      (1,795)
                                                                           -----------  -----------  -----------
                                                                                 3,116        6,114        3,175
Cash advances                                                                    3,376        1,653        1,608
                                                                           -----------  -----------  -----------
              Net deferred revenue                                         $     6,492  $     7,767  $     4,783
                                                                           ===========  ===========  ===========

Current                                                                          3,746  $     3,728  $     2,720
Long-term                                                                        2,746        4,039        2,063
                                                                           -----------  -----------  -----------
              Total                                                        $     6,492  $     7,767  $     4,783
                                                                           ===========  ===========  ===========

7.     INCOME TAXES

                                                                               1998         1997         1996

Income (loss) before tax:
         United States                                                     $    (9,695) $   (10,119) $     2,238
         International                                                           2,075        2,152        2,552
                                                                           -----------  -----------  -----------
              Total                                                        $    (7,620) $    (7,967) $     4,790
                                                                           ===========  ===========  ===========

Income tax provision (benefit):
         Currently payable:
           Federal                                                         $      (939) $      (694) $     1,633
           State                                                                  (176)        (130)         307
           International                                                           913          947        1,122
                                                                           -----------  -----------  -----------
                                                                                  (202)         123        3,062
                                                                           -----------  -----------  -----------
         Deferred:
           Federal                                                                            1,520         (892)
           State                                                                                288         (167)
           International
                                                                           -----------  -----------  -----------
                                                                                              1,808       (1,059)
                Total                                                      $      (202) $     1,931  $     2,003
                                                                           ===========  ===========  ===========


Components of net deferred tax assets and liabilities:
         Receivables                                                       $       616  $       632  $       318
         Inventories                                                               284          109          133
         Intangible assets                                                       3,140        1,671          217
         Accrued liabilities                                                       197          912          315
         Deferred revenue                                                        1,098        1,615          825
         Net operating loss carryforward                                         2,167
                                                                           -----------  -----------  -----------
              Deferred tax asset                                                 7,502        4,939        1,808
              Deferred tax valuation allowance                                  (7,502)      (4,939)
                                                                           -----------  -----------  -----------
              Net deferred tax asset                                       $         -  $         -  $     1,808
                                                                           ===========  ===========  ===========

The difference between tax expense (benefit) calculated at the U.S. federal statutory tax rate and the recorded tax expense (benefit) on pretax income is due primarily to state taxes (net of federal benefit), foreign taxes, goodwill and other permanent items, and the recording of the valuation allowance during the year ended December 31, 1997.

At December 31, 1998, the Business has approximated $5,700 of federal and $4,000 of state net operating loss carryforwards and $13,300 of deductible temporary differences that can offset taxable income in future years. At December 31, 1997, the Business has approximately $12,300 of deductible temporary differences that can offset taxable income in future years. A valuation allowance has been established for the entire tax benefit associated with all net operating loss carryforwards and deductible temporary differences at December 31, 1998 and 1997, respectively, as their realization was not likely.

8.     OTHER INCOME

       Other income consists of the following:

                                                                               1998         1997         1996

Interest on long-term contracts                                            $       952  $       947  $       904
Equity income from Information Services of Illinois                                205          179           69
Litigation settlement                                                                                      2,300
Other                                                                              364           86           94
                                                                           -----------  -----------  -----------
                                                                           $     1,521  $     1,212  $     3,367
                                                                           ===========  ===========  ===========

9.     EQUITY

The statement of changes in equity and comprehensive income during each of the years ended December 31 were as follows:

                                                                                   Accumulated
                                                                      Net            Other
                                                                  Investment      Comprehensive         Total
                                                                   By Moore          Income             Equity

Balance at December 31, 1995                                    $     16,364       $         32     $     16,396
         Cumulative translation adjustment                                                  (19)             (19)
         Net income                                                    2,787                               2,787
         Allocated expenses                                            2,361                               2,361
         Net amount received from Moore                               12,689                              12,689
                                                                ------------       ------------     ------------

Balance at December 31, 1996                                          34,201                 13           34,214
         Cumulative translation adjustment                                                 (251)            (251)
         Net loss                                                     (9,898)                             (9,898)
         Allocated expenses                                            3,270                               3,270
         Net amount paid to Moore                                     (9,196)                             (9,196)
                                                                ------------       ------------     ------------

Balance at December 31, 1997                                          18,377               (238)          18,139
         Cumulative translation adjustment                                                 (412)            (412)
         Net loss                                                     (7,418)                             (7,418)
         Allocated expenses                                            2,539                               2,539
         Net amount paid to from Moore                                  (625)                               (625)
                                                                -------------      ------------     -------------

Balance at December 31, 1998                                    $     12,873       $       (650)    $     12,223
                                                                ============       ============     ============

COMPREHENSIVE INCOME

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income," which establishes standards for reporting and display of changes in equity from non-owner sources in the financial statements.

The statements of comprehensive income during each of the years ended December 31 were as follows:

                                                                               1998         1997         1996

Net (loss) income                                                          $    (7,418) $    (9,898) $     2,787
Other comprehensive income:
         Foreign currency translation adjustment                                  (412)        (251)         (19)
                                                                           -----------  -----------  -----------

Comprehensive (loss) income                                                $    (7,830) $   (10,149) $     2,768
                                                                           ===========  ===========  ===========


10.    SEGMENT INFORMATION

The Business is subject to the provisions of Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information." Management believes that the Business comprises one business segment, the production of Data Management products on a made-to-order basis for the distribution of data and software to the real estate market. Geographic information in the table below is presented on the same basis utilized by the Business to manage its business. Export sales and certain income and expense items are reported in the geographic area where the final sale to customers is made, rather than where the transaction originates.

                                                                             United                      Total
                                                                             States         Canada      Business

NET REVENUES TO CUSTOMERS                                         1998     $    51,635  $    17,645  $  69,280
                                                                  1997          52,866       18,189     71,055
                                                                  1996          42,493       19,163     61,656

OPERATING (LOSS) INCOME                                           1998     $   (10,155) $     1,513  $  (8,642)
                                                                  1997         (10,346)       1,837     (8,509)
                                                                  1996            (556)       2,133     1,577

ASSETS                                                            1998     $    21,841  $     7,570  $  29,411
                                                                  1997          29,906        8,428     38,334
                                                                  1996          40,394        8,324     48,718

11.    EMPLOYEE BENEFITS

DEFINED BENEFIT PLANS
Substantially all of the Business employees participate in the defined benefit plans sponsored by Moore. The non-contributory retirement benefits are generally based on years of service and employees' compensation during the last years of employment.

DEFINED CONTRIBUTION PLANS
Employees of the Business are also eligible to participate in savings plans sponsored by Moore which are maintained in the United States and Canada. A portion of any employee contribution may be eligible for a contribution match by Moore.

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS
In addition to providing pension benefits, Moore provides retired employees with health care and life insurance benefits. The cost of these health care and life insurance benefits is recognized as an expense as incurred.

In aggregate, allocated expenses for employee benefit plans were $374, $340 and $83 in 1998, 1997 and 1996, respectively.

12.    COMMITMENTS AND CONTINGENCIES

The Business is the subject of various pending or threatened legal actions and other claims in the ordinary course of its business. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. Management believes that the outcome of any such uncertainties would not be material to the Business' financial position, results of operations or cash flows.

The Business has non-cancelable operating leases for warehouse, manufacturing and office facilities with terms ranging from one to six years. Future minimum lease rentals under such leases were as follows at December 31, 1998:

              1999                                                                                   $     1,288
              2000                                                                                         1,222
              2001                                                                                           930
              2002                                                                                           846
              Thereafter                                                                                     590
                                                                                                     -----------
                                                                                                     $     4,876
                                                                                                     ===========

The Business provides a subleasing arrangement to an affiliated company. The allocation of rent expense between the entities is based on square footage occupied.

Rental expense under all leases for the years ended December 31, 1998, 1997 and 1996 was $1,576, $1,602 and $1,146, respectively.

         Data Management Services Business of Moore Corporation Limited

                 Unaudited Condensed Consolidated Balance Sheet

                               September 30, 1999

                                   (in 000'S)


                                     ASSETS

Cash                                                                              $                 0
Accounts receivable, net                                                                        6,299
Inventories                                                                                     1,838
Other current assets                                                                            4,570
                                                                                   --------------------
Total Current Assets                                                                           12,707

Property, plant and equipment, net                                                              5,625
Intangible assets, net                                                                          6,648
Other Assets                                                                                    7,934
                                                                                   --------------------
   Total assets                                                                   $            32,914
                                                                                   ====================

                             LIABILITIES AND EQUITY

Accounts payable                                                                  $             4,824
Deferred revenue                                                                                5,713
Other current liabilities                                                                       4,847
                                                                                   --------------------
   Total current liabilities                                                                   15,384

Deferred revenue, long-term portion                                                             2,795
                                                                                   --------------------
   Total liabilities                                                                           18,179
                                                                                   --------------------

Commitments and contingencies

Equity:
Net investment by Moore                                                                        15,167
Accumulated other comprehensive income                                                           (432)
                                                                                   --------------------
   Total equity                                                                                14,735
                                                                                   --------------------

Total liabilities and equity                                                      $            32,914
                                                                                   ====================

         Data Management Services Business of Moore Corporation Limited

            Unaudited Condensed Consolidated Statements of Operations

                                   (in 000's)

                                                                                  Nine Months Ended
                                                                                     September 30,
                                                               ------------------------------------------------------
                                                                             1999                      1998
                                                                                     (unaudited)
Net revenues                                                   $                    46,483 $                  51,839
Cost of goods sold                                                                  34,647                    37,279
                                                               ------------------------------------------------------
  Gross profit                                                                      11,836                    14,560

Operating expenses:
  Selling and marketing                                                              6,384                     7,392
  General and administrative                                                         4,452                     5,414
  Research and development                                                           1,385                     2,116
  Impairment and one-time charges                                                                              3,186
                                                               ------------------------------------------------------
    Total                                                                           12,221                    18,108

Operating loss                                                                        (385)                   (3,548)
Intercompany interest, net                                                            (551)                     (373)
Other income                                                                           875                     1,149
                                                               ------------------------------------------------------
Loss before income taxes                                                               (61)                   (2,772)

Income tax benefit                                                                      58                        54
                                                               ------------------------------------------------------
Net loss                                                                                (3)                   (2,718)
                                                               ======================================================

         Data Management Services Business of Moore Corporation Limited

            Unaudited Condensed Consolidated Statements of Cash Flows

                                   (in 000'S)

                                                                                         September 30,
                                                                     -------------------------------------------------------
                                                                                1999                       1998
                                                                                          (unaudited)
Cash flows from operating activities:
 Net loss                                                            $                     (3)     $              (2,718)
 Adjustments:
  Depreciation and amortization                                                         1,835                      4,653
  Impairment and one-time charges                                                                                  3,186
  Allocated expenses                                                                    1,673                      1,494
  Other                                                                                   111                        369
Change in assets and liabilities:
  Accounts receivable                                                                    (682)                      (441)
  Inventories and capitalized contract costs                                           (1,894)                    (1,582)
  Other current assets                                                                   (606)                       917
  Lease receivables                                                                      (253)                     1,043
  Accounts payable                                                                       (779)                    (1,416)
  Accrued expenses                                                                       (352)                    (2,908)
  Deferred revenue                                                                      1,191                     (2,308)
                                                                     --------------------------   --------------------------
    Net cash provided by operating activities                                             241                        289

Cash flows from investing activities:
  Capitalization of software development costs                                           (645)                    (1,245)
  Net proceeds from notes receivable                                                                                 987
  Acquisition of property and equipment                                                  (807)                      (527)
                                                                     --------------------------   --------------------------
    Net cash used in investing activities                                              (1,452)                      (785)

Cash flows from financing activities:
  Cash received from Moore                                                                606                      1,062
                                                                     --------------------------   --------------------------

Net increase (decrease) in cash                                                          (605)                       566
Cash, beginning of year                                                                   588                        373
Effect of exchange rates on cash                                                           17                        (45)
                                                                     --------------------------   --------------------------
Cash, end of year                                                    $                     (0)    $                  894
                                                                     ==========================   ==========================

         DATA MANAGEMENT SERVICES BUSINESS OF MOORE CORPORATION LIMITED

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

Note 1 - Background and Basis of Presentation

         Background

         The Data Management Services Business of Moore Corporation Limited (the "Business") provides technological solutions to the real estate industry including Multiple Listing Services ("MLS") Boards, brokers, agents, individual consumers and market suppliers.

         The Business is an operating unit of Moore Corporation Limited ("Moore"). Moore is a leading international provider of products and services that help companies communicate through print and digital technologies.

         On July 28, 1999, Moore North America, Inc. entered into an agreement with Vista Information Solutions, Inc. ("VISTA") such that VISTA would purchase substantially all of the assets of the Business and assume certain liabilities of the Business under the terms of the agreement.

         Basis of Presentation

         Reference is made to the Company's audited financial statements for the years ended December 31, 1998, 1997 and 1996.

         The unaudited condensed consolidated financial statements as of September 30, 1999 and for the periods January 1, 1999 through September 30, 1999 and January 1, 1998 through September 30, 1998 are unaudited, have been prepared by the Business' management in accordance with generally accepted accounting principles, and include all adjustments (consisting only of normal, recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for such periods. The results of the Business' operations for any interim period are not necessarily indicative of the results of the Business' operations for a full fiscal year.

         The unaudited condensed consolidated financial statements include substantially all of the assets, liabilities, revenues and expenses that were directly related to the Business previously included in Moore's consolidated financial statements. The statements of operations of the Business are intended to include all of the related costs of doing business including an allocation of certain general corporate management, corporate research and development, information technologies, finance, legal and human resources. These allocations were based on a variety of factors including personnel, space, time and effort, and sales volume. Management believes these allocations were made on a reasonable basis.

Note 2 - Income Taxes

         The income tax benefit for the periods presented differs from the amount of income tax benefit that would result from applying the federal statutory income tax rate to pretax income for those periods primarily due to expenditures disallowed for income tax purposes.

Note 3 - Contingencies

         The Company is involved in various litigation arising in the ordinary course of business. Management believes that the ultimate resolution of such litigation will not have a material effect on the Business' results of operations or financial position.

Note 4 - Subsequent Event

         On December 17, 1999, the Business completed the Purchase and Sale of Assets with VISTA DMS, Inc., a wholly-owned subsidiary of VISTA. The transaction included a cash payment of $20 million, a term note payable to the sellers of $18.7 million, a working capital note payable to the sellers of $7.5 million and 950,000 shares of VISTA common stock having an aggregate value of approximately $3.7 million.

         (b) Pro forma Financial Information

The following unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1999 and for the year ended December 31, 1998 give effect as if the acquisition of Data Management Services Business of Moore Corporation Limited (DMS) occurred on January 1, 1998. The unaudited pro forma condensed consolidated balance sheet as of September 30, 1999 gives effect to the acquisition as if such transaction occurred on September 30, 1999.

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared by the management of VISTA based on the historical financial statements of VISTA and of DMS and the acquisition of DMS using the purchase method of accounting. Assumptions and adjustments are discussed in the accompanying notes to the pro forma condensed consolidated financial statements. In the opinion of the management of VISTA, all pro forma adjustments necessary to state fairly such pro forma financial information have been made. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what actual results of operations would have been for the period had the transaction occurred on the dates indicated. In addition, such financial statements do not purport to indicate the results of future operations of financial position of VISTA from the acquisition date forward.

The accompanying unaudited pro forma condensed consolidated financial statements reflect the allocation of the purchase price based on a preliminary analysis of the values of equity instruments issued and of assets acquired and liabilities assumed. Final analysis may result in a change to the purchase price allocation. To date, no information has been gathered that would cause VISTA to believe that the final allocation of the purchase price will be materially different than the preliminary estimate.

                        Vista Information Solutions, Inc.

            Unaudited Pro Forma Condensed Consolidated Balance Sheet

                               September 30, 1999

                                   (in 000'S)

                                                                     VISTA          DMS           ADJUSTMENTS            TOTALS
                                                            ----------------------------------------------------------------------
                           ASSETS
Cash                                                                    2,812        (97)             (20,000)(a)         (17,285)
                                                                                                       32,000 (d)          32,000
Accounts receivable, net                                                4,860      6,299                                   11,159
Inventories                                                                        1,838                                    1,838
Prepaid expenses and other assets                                         483      4,570                                    5,053
                                                            ----------------------------------------------------------------------
  Total current assets                                                  8,155     12,610               12,000              32,765

Equipment, furniture and software, net                                  5,100      5,625                                   10,725

Acquired technology, environmental
 databases and goodwill, net                                            1,480      6,648               40,414 (a)          48,542
                                                                                                       (5,206)(e)          (5,206)
Other assets                                                            6,658      7,934               (5,000)              9,592
                                                            ----------------------------------------------------------------------
  Total Assets                                                         21,393     32,817               42,208              96,418
                                                            ======================================================================


           LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term obligations                               733                                                 733
Accounts payable and accrued expenses                                   2,376      4,727                                    7,103
Notes payable                                                              10                           7,500 (a)           7,510
Deferred revenue                                                          122      5,713                                    5,835
Other current liabilities                                                 694      4,847                                    5,541
                                                            ----------------------------------------------------------------------
  Total current liabilities                                             3,935     15,287                7,500              26,722

Deferred revenue, long-term portion                                                2,795                                    2,795
Long-term obligations, less current maturities                          3,462                          18,700 (a)          22,162
                                                            ----------------------------------------------------------------------
  Total liabilities                                                     7,397     18,082               26,200              51,679
                                                            ----------------------------------------------------------------------
Preferred stock                                                             -                                                   -
Net investment by Moore                                                           15,168              (15,168)(b)               -
Accumulated other comprehensive income                                              (433)                 433 (b)               -
Common stock                                                               22                               1 (a)              23
Additional paid-in capital                                             63,972                           3,742 (a)          67,714
                                                                                                       37,380 (d)          27,000
Accumulated deficit                                                   (49,998)                        (10,384)            (60,382)
                                                            ----------------------------------------------------------------------
  Total stockholders' equity                                           13,996     14,735               16,008              44,739
                                                            ----------------------------------------------------------------------
  Total liabilities and stockholders, equity                           21,393     32,817               42,208              96,418
                                                            ======================================================================

                        VISTA Information Solutions, Inc.

       Unaudited Pro Forma Condensed Consolidated Statement of Operations

                      Nine Months Ended September 30, 1999

               (in thousands, except share and per share amounts)

                                                              VISTA             DMS           ADJUSTMENTS                 TOTALS
                                                     ----------------------------------------------------------------------------
Revenues                                                     19,406         46,483                                       65,889
Cost of revenues                                              4,176         34,647                                       38,823
                                                     ----------------------------------------------------------------------------
  Gross margin                                               15,230         11,836                   -                   27,066

Operating expenses:
  Sales and general and administrative                       13,808         10,836              (1,172) (d)              23,472
  Research and development                                      737          1,385                                        2,122
  Integration charges                                         1,309                                                       1,309
  Write-down of intangible assets                             7,063                                                       7,063
  Depreciation and amortization                               2,681                              4,231  (d)               6,912
                                                     ----------------------------------------------------------------------------
    Operating loss                                          (10,368)          (385)             (3,059)                 (13,812)

  Interest expense                                             (714)          (551)              1,404  (c)              (2,669)
  Other income (expense)                                        (57)           875                                          818
                                                     ----------------------------------------------------------------------------

Net loss before income taxes                                (11,139)           (61)              (4,463)                (15,663)

Income tax benefit                                                -             58                  (58)                      -

Net loss                                                    (11,139)            (3)              (4,521)                (15,663)

Preferred stock dividends                                       325                                                         325
                                                     ----------------------------------------------------------------------------

Net loss attributable to
    common stockholders                                     (11,464)           (3)              (4,521)                 (15,988)
                                                     ============================================================================

Basic and diluted net loss per
    common share                                              (0.64)                                                      (0.85)

Weighted average common
    shares outstanding                                   17,836,985                            950,000  (f)          18,761,985

                        VISTA Information Solutions, Inc.

       Unaudited Pro Forma Condensed Consolidated Statement of Operations


                          Year ended December 31, 1998


               (in thousands, except share and per share amounts)


                                                        VISTA            DMS           ADJUSTMENTS                TOTALS
Revenues                                                       15,068         69,280                                      84,348
Cost of revenues                                                3,342         52,454                                      55,796
                                                 --------------------------------------------------------------------------------
  Gross margin                                                 11,726         16,826                   -                  28,552

Operating expenses:
  Sales and general and administrative                          9,582         18,662              (1,562)(e)              26,682
  Research and development                                      1,204          3,620                                       4,824
  Restructuring and other charges                               1,361              -                                       1,361
  Depreciation and amortization                                 1,900              -               5,641 (e)               7,541
  Impairment and one-time charges                                   -          3,186                                       3,186
                                                 --------------------------------------------------------------------------------
    Operating loss                                             (2,321)        (8,642)             (4,079)                (15,042)

  Interest expense                                               (277)          (499)              1,872 (c)               2,648
  Other income (expense)                                          (22)         1,521                                       1,499
                                                 --------------------------------------------------------------------------------

Net loss before minority interest
  and income taxes                                             (2,620)        (7,620)             (2,207)                (16,191)

Minority interest in loss of subsidiary                            69              -                                          69
                                                 --------------------------------------------------------------------------------

Net loss before income taxes                                   (2,551)        (7,620)             (2,207)                (16,122)

Income tax benefit                                                  -            202                (202) (a)                  -
                                                 --------------------------------------------------------------------------------

Net loss                                                       (2,551)        (7,418)             (2,207)                (16,122)

Preferred stock dividends declared                               (600)             -                                        (600)
Accretion of convertible preferred
  stock                                                          (500)             -             (10,384) (d)            (10,884)
                                                 --------------------------------------------------------------------------------

Net loss attributable to
  common stockholders                                          (3,651)        (7,418)            (12,591)                (27,606)
                                                 ================================================================================
Basic and diluted net loss per
  common share                                                  (0.35)                                                     (2.44)

Weighted average common
  shares outstanding                                       10,394,671                            950,000 (f)          11,319,671

                        Vista Information Solutions, Inc.

    Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

               (in thousands, except share and per share amounts)

1.       Basis of Presentation

         The unaudited pro forma condensed consolidated balance sheet as of September 30, 1999 presents the financial position of VISTA assuming the DMS transaction was consummated as of September 30, 1999. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1999 assumes the DMS transaction was consummated on January 1, 1999. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1998 assumes the DMS transaction was consummated on January 1, 1998. These statements were prepared by taking into consideration only those adjustments that are directly attributable to the transaction and known to have a continuing impact on operations as a result of the acquisition.

         The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles. All calculations have been made based upon certain assumptions and adjustments described in these notes. Included in these assumptions is the presumption that no additional selling, general and administrative expense is required because the combined infrastructure is deemed sufficient to support the additional activities anticipated as a result of the acquisition.

         The unaudited pro forma condensed consolidated financial statements were prepared utilizing the accounting policies of VISTA. The allocation of the purchase price, which may be subject to certain adjustments as VISTA finalizes the allocation of the purchase price in accordance with generally accepted accounting principles, is included in the unaudited pro forma condensed consolidated financial statements. The purchase price has been allocated based upon the estimated fair value of the assets acquired and liabilities assumed. The excess of the purchase price over the estimated fair value of the net assets acquired at the acquisition date has been recorded as goodwill.

         Certain amounts from the DMS historical consolidated financial statements have been reclassified to conform to the basis of presentation used by VISTA in preparing its consolidated financial statements.

         The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of VISTA and DMS. DMS's audited financial statements for the years ended February 28, 1999 and 1998 are included herein.

         The unaudited pro forma consolidated financial statements do not purport to be indicative of the financial position of VISTA or the results of operations that might have occurred had the acquisition been consummated on January 1, 1998, nor are they necessarily indicative of future results.

2.    Acquisition of DMS

         The acquisition of DMS has been accounted for using the purchase method of accounting. The purchase price for the acquisition has been calculated as follows:

            Cash payment ............................                     20,000
            Seller Notes ..............................                   26,200
            Value of common stock issued...............                    3,743
            Estimated transaction and acquisition costs                      815

                                                                       ---------
                                                                          50,758

            Fair value of net assets acquired .........                   10,529
                                                                       ---------
            Excess of purchase price over fair value...                  $40,229
                                                                       =========

         The book value of net assets acquired was determined to approximate fair value at the date of acquisition. Transaction and acquisition costs primarily consist of fees to accountants, attorneys and other outside service providers.

                        Vista Information Solutions, Inc.

    Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

               (in thousands, except share and per share amounts)

3.       Pro Forma Adjustments

         Adjustments have been made to the accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 1999, and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 to reflect the following:

         (a) Adjustment to record the effects of the acquisition of DMS under the purchase method of accounting. The approximate net purchase price of $50 million, excluding transaction costs associated with the acquisition, consists of the following:
                  (a) cash payment at closing of $20 million; (b) notes payable to sellers of approximately $26.2 million; (c) 950,000 shares of VISTA common stock issued at an approximate aggregate value of $3.7 million (d) net assets assumed of approximately $10.5 million; and (e) acquisition costs of approximately $815,000.

         (b)      Adjustment to record elimination of DMS equity.

         (c) Adjustment to record incremental interest expense to reflect funding of the DMS acquisition.

         (d) Adjustment to record effects of cash raised from equity financing which includes an accretion charge to reflect a beneficial conversion feature of preferred stock. A portion of the proceeds were used in the acquisition.

         (e) Elimination of DMS historical goodwill and amortization of goodwill to reverse write-off for the impairment of goodwill and inclusion of amortization of intangible assets acquired with the DMS transaction over lives ranging from two to ten years.

         (f) Weighted average common shares outstanding and basic and diluted net loss per share have been adjusted to reflect the issuance of 950,000 shares of VISTA's common stock in connection with the DMS acquisition, as if the shares had been outstanding from January 1, 1998.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 VISTA INFORMATION SOLUTIONS, INC.


Date:  February 14, 1999         By: /s/ Neil A. Johnson
                                   ------------------------------------------
                                   Neil A. Johnson
                                   Chief Financial Officer and Secretary

                                INDEX OF EXHIBITS

Exhibit                    Description
-------                    -----------
23.1 Consent of PricewaterhouseCoopers LLP